Exhibit 99.1

Monster Digital, Inc. Announces Extension of Offers to Amend and Exercise Warrants

SIMI VALLEY, CA – November 17, 2017 – Monster Digital, Inc. (NASD: MSDI) (the "Company") today announced it has amended the terms of its previously announced Offers to Amend and Exercise Warrants. Further to amended filings with the Securities and Exchange Commission, the Company has extended the expiration date of the Offer to Amend and Exercise Warrants until 5:00 p.m. Pacific Time on Friday, November 24, 2017.

The Company notes that as of the close of business on November 16, 2017:

* Further to the Company’s Offer to Amend and Exercise Warrants dated September 25, 2017 and as amended on October 12, 2017, October 17, 2017 and November 16, 2017, to purchase an aggregate of 2,396,676 shares of common stock issued to (i) holders of promissory notes, Series A Convertible Preferred stock and other indebtedness upon conversion of such indebtedness and preferred stock in connection with the Company’s initial public offering which closing occurred in July 2016, (ii) investors participating in and brokers assisting with certain of the Company’s private placement financings which closings occurred from January 2017 to September 2017, (iii) the placement agent and its assignees of the Company’s private placement financings with respect to which closings occurred from October 2012 to January 2015 and (iv) the Company’s public relations firm, approximately 983,833 shares are to be purchased to date pursuant to this Offer to Amend and Exercise based upon Offering Materials so far received by the Company.

* Further to the Company’s Offer to Amend and Exercise Warrants dated October 17, 2017 and as amended on November 16, 2017, held by holders of record as of September 19, 2017 to purchase 2,025,000 shares of the Company’s common stock at an exercise price of $5.625 per share issued to investors in the Company’s initial public offering which closing occurred in July 2016, approximately 439,090 shares are to be purchased to date pursuant to this Offer to Amend and Exercise based upon Offering Materials so far received by the Company.

About Monster Digital, Inc.

Monster Digital develops, markets and distributes Monster branded products for use in high-performance consumer electronics, mobile products and computing applications. The Company designs and engineers premium action sports cameras and accessories, in addition to advanced data storage and memory products for professionals and consumers.

Monster Digital is a registered trademark of Monster Products, Inc. in the U.S. and other countries.

For more information about the company, please visit http://www.monsterdigital.com

Contacts:

Monster Digital, Inc.

David Olert, CFO

dolert@monsterdigital.com

Investors:

PCG Advisory

Vivian Cervantes

646-863-6274

vivian@pcgadvisory.com